Exhibit 99.1

FOR IMMEDIATE RELEASE

                      ENVIRONMENTAL SOLUTIONS WORLDWIDE INC

                  COMPANY SECURES REVOLVING BANK LINE FROM RBC

Concord, ON.--(BUSINESS WIRE) - March 23, 2007. Environmental Solutions Worldwide Inc. (ESW) (OTCBB: ESWW) announced today that the Company's wholly owned subsidiary ESW Canada Inc. (ESWC) has secured a $2.5 Million revolving credit facility with Royal Bank of Canada (RBC) to finance projected future orders. Under the terms of the agreement the monies will be repaid through cash flow from ESWC's operations.

In a revolving credit facility, the money can be borrowed again once it's repaid. This agreement will allow the Company to continue to borrow against future customer orders. The credit facility is backed by Export Development Canada (EDC) which shares the risk with the banking institution.

Joey Schwartz, ESW's CFO commented, "The export market represents the Company's biggest sales opportunities. We are extremely pleased to have negotiated favorable terms for this work in progress credit line with RBC, Canada's largest financial banking institution. At a base rate of one and a half percentage points (1.5 %) above prime, currently at six percent (6%) in Canada, the terms constitute a favourable financing vehicle the Company will use to fund costs associated with export orders. With the help of EDC's pre-shipment program, we will have the financial capacity to complete larger contracts as we aggressively pursue our expansion goals."

ABOUT EXPORT DEVELOPMENT CANADA (EDC)

EDC is a Crown Corporation that provides financing and risk management services to Canadian exporters and investors in up to 200 markets worldwide. In 2005 EDC`s services and deal structuring capabilities helped to facilitate $57.5 billion in transactions for nearly 7,000 Canadian companies. Approximately 90 per cent of EDC's customers are small and medium-sized businesses. Canadian companies utilize EDC services in virtually every world market, however, those services can be particularly effective in facilitating trade and investment in emerging markets that are opportunity rich but can also pose increased levels of risk. EDC is financially self-sufficient and operates on commercial principles. The mandate is to support and develop Canada's export trade and Canadian capacity to engage in that trade and to respond to international business opportunities. To fulfill this mandate, EDC provides trade finance and risk mitigation services to Canadian companies involved in export trade. For more information, please visit www.edc.ca

ABOUT ENVIRONMENTAL SOLUTIONS WORLDWIDE INC.

Headquartered in Concord, Ontario, Environmental Solutions Worldwide, Inc. is a publicly traded company engaged through its wholly owned subsidiaries ESW Canada, Inc. and ESW America, Inc. (the ESW Group of Companies) in the design, development, ISO 9001:2000 certified manufacturing and sales of environmental and support technologies. The ESW Group of Companies currently manufacture and market a diversified line of catalytic emission control products and support technologies for diesel, gasoline and alternative fueled engines. The ESW Group of Companies also operates a comprehensive EPA/CARB recognized emissions testing and verification laboratory. For updated information, please visit the Company's Web site at: www.cleanerfuture.com

SAFE HARBOR

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (The "Act"). In particular, when used in the preceding discussion, the words "pleased" "plan," "confident that," "believe," "expect," or "intend to," and similar conditional expressions are intended to identify forward looking statements within the meaning of the Act and are subject to the safe harbor created by the Act. Such statements are subject to certain risks and uncertainties and actual results could differ materially from those expressed in any of the forward-looking statements. Such risks and uncertainties include, but are not limited to, market conditions, general acceptance of the Company's products and technologies, competitive factors, the ability to successfully complete additional financings and other risks described in the Company's SEC reports and filings.

                          FOR MORE INFORMATION CONTACT:
                      ENVIRONMENTAL SOLUTIONS WORLDWIDE INC
                      Investor Relations at 1-905-695-4142
                      Investor-relations@cleanerfuture.com